SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported                 January 27, 2004



                                 PEOPLES BANCORP
--------------------------------------------------------------------------------
             (Exact name of Registrant as Specified in its Charter)



        Indiana                       000-18991                  35-1811284
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(State or Other Jurisdiction        (Commission                (IRS Employer
     of Incorporation)               File Number)            Identification No.)


212 West 7th Street, Auburn, Indiana                                     46706
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(Address of Principal Executive Offices)                              (Zip Code)


Registrant's telephone number, including area code:               (260) 925-2500
                                                                  --------------



                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)




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                                 PEOPLES BANCORP
                                AND SUBSIDIARIES



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) Not applicable

(b) Not applicable

(c) The following exhibit is filed herewith:

              Exhibit 99            Press Release dated January 27, 2004


ITEM 9.  REGULATION D DISCLOSURE

     On January 27, 2004, Peoples Bancorp issued a press release announcing its Unaudited financial results for the quarter ended December 31, 2003. A copy of the press release is attached to this Report as an exhibit and is incorporated herein by reference. The attached exhibit is furnished pursuant to Item 12 of Form 8-K.




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                                 PEOPLES BANCORP
                                AND SUBSIDIARIES

                                   SIGNATURES


     Under  the  requirements  of  the  Securities  Exchange  Act of  1934,  the

Registrant  has duly  caused  this  Report  to be  signed  on its  behalf by the undersigned thereunto duly authorized.



Date:    January 28, 2004                             /s/Maurice F. Winkler, III
                                                      Maurice F. Winkler, III
                                                      Chief Executive Officer




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                                                                      Exhibit 99


                                          Date:          January 27, 2004
For Immediate Release                     NASDAQ Symbol: PFDC
                                          Contact:       Maurice F. Winkler, III
                                          Phone:         260-925-2500



Peoples Bancorp Releases Earnings

Peoples Bancorp reported net income for the first quarter ended December 31, 2003, of $1,276,439 verses the same quarter last year income of $1,501,293. First Quarter earnings per share was $0.37 per share compared to $0.43 per share for the same period one year ago. Net income decreased 15% from the same period one year ago while earnings per share decreased 14%.

Maurice F. Winkler president stated, "Peoples Bancorp posted an annualized 1.02% return on assets and a 8.01% return on equity during the first quarter. Earnings were impacted from lower net interest income and lower gains on sale of loans."

Peoples reported assets on December 31, 2003, of $501,234,415 and loans of $361,876,768. Peoples had 3,395,038 shares of stock outstanding as of December 31, 2003, and the price of Peoples Bancorp stock as of January 26, 2004, was $26.60 per share as listed on the NASDAQ National Marketing System under the symbol PFDC. On December 31, 2003, stockholders equity was $63,929,555 with a capital to assets ratio of 12.75% and a book value of $18.83.

Maurice F. Winkler III, President of Peoples Bancorp, indicated "We are very pleased with the current performance of both our banks and the company in the current interest rate environment. Fiscal 2004 is off to a good start".

Peoples Bancorp, through its Indiana subsidiary, Peoples Federal Savings Bank, operates nine full service offices located in Auburn, Avilla, LaGrange, Garrett, Kendallville, Topeka, Waterloo, and two in Columbia City, Indiana. Peoples Bancorp's Michigan subsidiary, First Savings Bank, operates six full service offices located in Three Rivers (two offices), Schoolcraft, and Union in Michigan, and Howe and Middlebury in Indiana.



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            SELECTED CONSOLIDATED FINANCIAL DATA OF PEOPLES BANCORP

                                  December 31  September 30, December 31
                                      2003         2002          2002
                                 ------------  ------------  ------------
Balance Sheet Data:
   Total assets                  $501,234,415  $502,920,006  $505,713,660
   Loans receivable, net          361,876,768   356,953,361   377,749,742
   Investments and other
      interest earning assets     111,569,971   117,585,991    98,829,406
   Deposits                       378,173,509   380,115,884   378,713,264
   Stockholders' equity            63,929,555    63,924,854    61,855,255
   Non-performing loans and REO     4,502,000     3,983,000     2,460,000
   Equity to assets ratio               12.75%        12.71%        12.23%
   Book value per share                $18.83        $18.68        $17.95

                                                    Three Months Ended
                                                      December 31
Operating Data:                                    2003          2002
                                                ----------    ----------
   Interest income                              $6,844,042    $8,033,234
   Interest expense                              2,656,575     3,423,588
                                                ----------    ----------
   Net interest income                           4,187,467     4,609,646
   Provision
      for losses on loans                           41,196       206,485
                                                ----------    ----------
   Net interest income after provision
      for losses on loans                        4,146,271     4,403,161
   Other income                                    556,366       684,749
   Other expenses                                2,735,268     2,738,367
                                                ----------    ----------
   Income before income taxes                    1,967,369     2,349,543
   Income tax expense                              690,930       848,250
                                                ----------    ----------
   Net income                                   $1,276,439    $1,501,293
                                                ==========    ==========

   Basic  income per common share                    $0.38         $0.44
   Diluted income per common share                   $0.37         $0.43
   Dividends per common share                        $0.17         $0.16

Other Data:
   Average yield
      on all interest-earning assets                 5.73%         6.87%
   Average cost
      of all interest-bearing liabilities            2.43%         3.07%
   Interest rate spread                              3.30%         3.80%

   Return on assets (net income divided by
      average total assets)                          1.02%         1.19%
   Return on equity (net income divided
      by average total equity)                       8.01%         9.81%
   Dividend payout ratio
      (dividends per common share divided by
      net income per common share)                  45.32%        36.36%